AMENDED AGREEMENT FOR EXCHANGE OF STOCK FOR ASSETS

THIS AGREEMENT for the Exchange of Stock for Assets is made effective as of the 29th day of April 2005.

BETWEEN: SERVICE AIR GROUP INC., a British Columbia, Canada Corporation (“SA/CA”), and SERVICE AIR GROUP, INC., a New Jersey corporation (“SAG”). For valuable consideration, the parties have agreed to amend a certain agreement made and entered into between the parties on or about September 8, 2004, as follows:

1.          SAG/CA agrees to issue 4,125,000 shares of its restricted Class B non-voting common stock        to SAG (U.S.).”

2.	The balance of the original agreement shall remain as presently stated and executed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SERVICE AIR GROUP INC. (BC, CANADA)

By:	/s/ Jag S. Dhillon
Jag S. Dhillon, President/CEO

SERVICE AIR GROUP INC. (NJ, USA)

Per:	/s/ Mohammad T. Sultan
Mohammad T. Sultan, CEO/CFO